SUPPLEMENTAL CODE OF ETHICS FOR

PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

Purpose

Pursuant to Section 406 of the Sarbanes Oxley Act of 2002, the Board of Trustees (the “Board”) of GuideStone Funds (the “Trust”) has adopted this Supplemental Code of Ethics (this “Code”) to apply to the Trust’s President and Treasurer, who function as the Trust’s principal executive officer and principal financial officer, respectively (the “Covered Officers”), to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•	compliance with applicable governmental laws, rules, and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s personal, private interest conflicts with the interests of, or interferes with his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust, which already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“1940 Act”) and the Investment Advisers Act of 1940 (“Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The compliance policies and procedures of the Trust and GuideStone Capital Management, LLC (the “Adviser”) are designed to prevent, or detect and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these policies and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Adviser, of which the Trust’s Treasurer is also an officer. As a result, this Code recognizes that a Covered Officer will, in the normal course of his duties (whether formally for the Trust or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Trust. The participation of a Covered Officer in such activities is inherent in the contractual relationship between the Trust and the Adviser, and is consistent with the performance by the Covered Officer of his duties as an officer of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

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Each Covered Officer must not:

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use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	cause the Trust to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit the Trust; or

•	retaliate against any other Covered Officer or any employee or officer of the Trust or their affiliated persons for their reports of potential violations of this Code that are made in good faith.

There are some conflict of interest situations that must be discussed with the Trust’s Chief Legal Officer if material. Examples of these include:1

•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts (generally, in excess of $100) from unaffiliated persons or entities that do business or wish to do business with the Trust or the Adviser;

•

the receipt of any entertainment except customary business lunches, dinners or entertainment (e.g., sporting events) from unaffiliated persons or entities that do business or wish to do business with the Trust or the Adviser;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than the Adviser or any affiliated person thereof; and

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Disclosure and Compliance

•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust.

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Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s trustees and auditors, and to governmental regulators and self-regulatory organizations.

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Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust.

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing (using Exhibit A) to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•	report at least annually on the Trust’s Trustee and Officer Questionnaire affiliations or other relationships related to conflicts of interest; and

•	notify the Chief Legal Officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

[1]

Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Legal Officer is authorized and encouraged to consult, as appropriate, with the Chairman of the Audit Committee of the Board (the “Committee”), counsel to the Trust and counsel to the Trustees who are not “interested persons” of the Trust, as that term is defined in the 1940 Act (the “Independent Trustees”). However, any waivers2 sought will be considered by the Committee.

The Trust will follow these procedures in investigating credible evidence of violations, and in enforcing this Code:

•	The Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him.

•	If, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action.

•	Any matter that the Chief Legal Officer believes is a violation will be reported to the Committee.

•

If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of the Adviser, or a recommendation to dismiss the Covered Officer.

•	The Committee will be responsible for granting waivers, as appropriate.

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as required by SEC rules.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust’s and the Adviser’s code of ethics under rule 17j-1 under the 1940 Act and rule 204A-1 under the Advisers Act, and the Trust’s and the Adviser’s more detailed policies and procedures set forth therein are separate requirements applying to the Covered Officers and others, and are not part of this Code.

Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Committee, the Trust’s counsel or counsel to the Independent Trustees, as appropriate.

Internal Use

The Code is intended solely for the internal use of the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

[2]

Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

Adopted:	August 6, 2003
Amended:	September 13, 2005
Amended:	August 18, 2017
Amended[3]:	October 21, 2020

[3]	Technical, administrative, and/or other non-substantive amendments made.

EXHIBIT A

SUPPLEMENTAL CODE OF ETHICS FOR

PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

Annual Report and Certification

DATED

1. I have received, read and understand the Supplemental Code of Ethics for Principal Executive and Financial Officers and recognize that I am subject thereto in the capacity of a “Covered Officer.”

2. I hereby certify that, during the year, I have complied with the requirements of the Supplemental Code of Ethics and I have reported all affiliations or other relationships related to conflicts of interest required to be reported pursuant to this Code.

Date:

Signature:

Name and Title:	John R. Jones, President

Date:

Signature:

Name and Title:	Patrick R. Pattison, Vice President and Treasurer